Exhibit 107

Form S-1

(Form Type)

Northann Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying convertible notes	Rule 457(c)	30,084,400	$0.264	(2)	$7,942,281.60	0.00015310	$1,215.96

	Total Offering Amounts						$7,942,281.60		$1,215.96
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due								$1,215.96

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Common Stock.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.264, which is the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on December 20, 2024.